EXHIBIT 99.1


FOR IMMEDIATE RELEASE - January 14, 2004
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January 14, 2004

Service 1st Bancorp, a $113,000,000 one bank holding company, announced that Bryan Hyzdu has been appointed Chief Executive Officer of Service 1st Bank, its wholly owned subsidiary, effective January 1, 2004. Mr. Hyzdu replaces John O. Brooks who has been the Chief Executive Officer the past three years. Mr. Brooks will continue to serve as Chairman of the Board and Chairman/CEO of Service 1st Bancorp.

Mr. Hyzdu has been the President of Service 1st Bank since its founding in November 1999. "This promotion follows the original succession plan laid down when the Bank started" commented Mr. Brooks. "It provides for an orderly transfer of authority and allows me the opportunity to spend more time on the strategic issues of the organization."

Service 1st Bank is a four year old bank headquartered in Stockton, California with a branch office in Tracy, California and a loan production office in Castro Valley, California. The Bank serves the business niche plus construction, municipalities and agriculture.

For additional information contact John O. Brooks at (209) 820-7953 or visit the website at www.service1stbank.com.

Forward Looking Statements

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. This entire press release and the Company's periodic reports on Forms 10-KSB, 10-QSB and 8-K should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company's business as described in such reports.


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